UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2010 (June 3, 2010)

Vanguard Natural Resources, LLC
(Exact name of registrant as specified in its charter)

DELAWARE	001-33756	61-1521161
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 3000
Houston, Texas 77057
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (832) 327-2255

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into A Material Definitive Agreement.

On June 3, 2010, Vanguard Natural Resources, LLC (the “Company”), through its wholly-owned subsidiary, Vanguard Natural Gas, LLC, entered into the Second Amendment to Second Amended and Restated Credit Agreement (the “Amended Credit Agreement”), among the Company, Citibank, N.A., as administrative agent, and the agents and lenders party thereto, which amends and restates the Company’s Second Amended and Restated Credit Agreement, which closed August 31, 2009 and was amended by the First Amendment, dated October 1, 2009 (as amended, the “Existing Facility”).

The Amended Credit Agreement, effective June 1, 2010, reset the borrowing base to $240 million. The borrowing base under the Amended Credit Agreement will be redetermined semi-annually by the lenders in their sole discretion, based on, among other things, reserve reports as prepared by reserve engineers taking into account the natural gas and oil prices at such time.  The Company’s obligations under the Amended Credit Agreement are secured by mortgages on its natural gas and oil properties. Additionally, the obligations under the credit agreement are guaranteed by all of the Company’s operating subsidiaries and may be guaranteed by any future subsidiaries.

Under the Amended Credit Agreement the Company may now enter into commodity price hedges with respect to the acquired production upon signing a purchase and sale agreement.  The Company will no longer have to wait until the acquisition is closed to enter into commodity price hedges as required in the Existing Facility. The Company can now lock in the expected cash flow from the acquisition and not have to bear the risk that commodity prices fall between signing the purchase and sale agreement and closing the acquisition.  In addition, the Amended Credit Agreement allows the Company to hedge up to 85% of the projected oil and gas production from total proved reserves. Previously, our hedging was limited to 95% of the projected oil and gas production from proved developed producing reserves.  As a result, in addition to hedging the cash flow on existing producing wells, the Company can now hedge certain quantities of oil and natural gas that the Company anticipates producing from our drilling activities. The other terms and conditions of the Amended Credit Agreement are substantially similar to the Existing Facility.

The Amended Credit Agreement contains various covenants, substantially similar to the Existing Facility, that limit the Company’s ability to incur indebtedness, enter into commodity and interest rate swaps, grant certain liens, make certain loans, acquisitions, capital expenditures and investments, make distributions, merge or consolidate, or engage in certain asset dispositions, including a sale of all or substantially all of the Company’s assets.  The Amended Credit Agreement also contains covenants, substantially similar to the Existing Facility, that require the Company to maintain specified financial ratios.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, a copy of which is attached hereto as exhibit 10.1.

Item 7.01 Regulation FD Disclosure

On June 3, 2010, The Company issued a press release announcing the increased borrowing base and Amended Credit Agreement, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

Exhibit 10.1	Second Amendment to Second Amended and Restated Credit Agreement dated June 1, 2010, by and between Vanguard Natural Gas, LLC, Citibank, N.A., as administrative agent and the lenders party hereto
Exhibit 99.1	Press Release dated June 3, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VANGUARD NATURAL RESOURCES, LLC

	By:	/s/ Richard A. Robert
	Name:	Richard A. Robert
	Title:	Executive Vice President and Chief Financial Officer
June 4, 2010		(Principal Financial Officer and Principal Accounting Officer)

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

Exhibit 10.1	Second Amendment to Second Amended and Restated Credit Agreement dated June 1, 2010, by and between Vanguard Natural Gas, LLC, Citibank, N.A., as administrative agent and the lenders party hereto
Exhibit 99.1	Press Release dated June 3, 2010